First Quarter 2024 Earnings Press Release

Exhibit 99.1

Marine Products Corporation Reports First Quarter 2024 Financial Results And Declares Regular Quarterly Dividend

And $0.70 Per Share Special Dividend

ATLANTA, April 25, 2024 – Marine Products Corporation (NYSE: MPX) (“the Company”), a leading manufacturer of fiberglass boats, announced its unaudited results for the first quarter ended March 31, 2024.

* Non-GAAP measures, including EBITDA, EBITDA margin, and free cash flow are reconciled to the most comparable GAAP measures in the appendices of this earnings release.

* All comparisons are year-over-year to 1Q:23 unless stated otherwise.

First Quarter 2024 Highlights

●	Net sales decreased 42% year-over-year to $69.3 million
●	Net income was $4.6 million, down 60% year-over-year, and diluted Earnings Per Share (EPS) was $0.13; net income margin decreased 310 basis points to 6.6%
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $5.9 million, down 61% year-over-year; EBITDA margin decreased 410 basis points to 8.5%
●	Results reflected softer consumer demand and dealer ordering patterns due to higher interest rates and elevated channel inventory industry-wide, with difficult year-over-year comparisons to strong results in early 2023; the Company has taken steps to adjust production and costs
●	The Board of Directors approved a regular quarterly dividend of $0.14 per share, as well as a special dividend of $0.70 per share, both payable during 2Q:24, returning an aggregate of approximately $29 million of cash to shareholders

Management Commentary

“First quarter results are indicative of a normalization of the elevated post-pandemic demand we were experiencing during the first quarter of last year, with year-over-year financial comparisons remaining unfavorable," stated Ben M. Palmer, Marine Products' President and Chief Executive Officer. "Our industry continues to navigate an uncertain demand environment and high inventory levels in the retail channel across many boat categories. In addition, higher interest rates versus last year have increased financing costs for consumers and increased floor plan carrying costs for dealers, curbing our order flow and retail sell-through. We have worked diligently to support our dealers by implementing retail incentive programs and modifying boat production schedules to help manage channel inventory, and we have adjusted our cost structure.”

“We were encouraged by the Spring boat shows and the excitement around our new products. Our larger, higher-priced boats sold relatively well, but challenges remain for consumers who rely on financing for their boat purchases. We are just now entering the Spring selling season and are optimistic about new boat sales.”

First Quarter 2024 Earnings Press Release

“In this current soft environment, we continue to take both operational and strategic steps to position the Company for long-term growth and positive shareholder returns. We are pleased to announce that our board has approved a special dividend payable during the second quarter, returning approximately $24 million to investors, in addition to the approximately $5 million through our regular quarterly dividend. With no debt, strong cash generation, and more than $80 million in cash at the end of the first quarter, we can provide this attractive tangible return of capital while still leaving Marine Products with ample liquidity to pursue both organic growth investments and strategic acquisitions,” concluded Palmer.

1Q:24 Consolidated Financial Results: Year-Over-Year Comparisons (versus 1Q:23)

Net sales were $69.3 million, down 42%. The decrease in net sales was primarily due to a 40% decrease in the number of boats sold during the quarter. Price/mix was down 2%, reflecting retail incentives and lower average selling prices. Sales continued to be impacted by dealer efforts to reduce their inventories, due in part to higher floor plan carrying costs. The company believes its sales (as well as those of the broader marine industry) continue to normalize following the period of high post-pandemic demand, and that while boat production and sales have been stabilizing, year-over-year comparisons will likely remain soft in the near term.

Gross profit was $14.0 million, down 52%. Gross margin was 20.2%, down 420 basis points. The year-over-year gross margin change reflected lower sales volumes and associated manufacturing cost inefficiencies, coupled with the impact of higher retail incentive costs. Gross margin increased, however, from the 19.0% reported in 4Q:23, when the Company disclosed the re-initiation of retail incentives. Production schedules and labor costs have been adjusted to more closely align with current demand.

Selling, general and administrative expenses were $8.7 million, down 40%, generally in line with the sales decline, and represented 12.6% of net sales, up 40 basis points. The decrease in SG&A expenses was due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense. In addition, last year’s first quarter results included a non-cash pension settlement charge of $2.1 million.

Interest income of $851 thousand increased due to higher cash balances and interest rates.

Income tax provision was $1.5 million, or 24.6% of income before income taxes.

Net income and diluted EPS were $4.6 million and $0.13, respectively, down from $11.5 million and $0.34, respectively, in 1Q:23. Net income margin was 6.6%, down 310 basis points.

EBITDA was $5.9 million, down from $15.0 million; EBITDA margin was 8.5%, down 410 basis points.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $81.2 million at the end of 1Q:24, with no outstanding borrowings under the Company’s $20 million revolving credit facility.

Net cash provided by operating activities and free cash flow were $15.9 million and $15.0 million, respectively, in 1Q:24.

First Quarter 2024 Earnings Press Release

Payment of dividends totaled $4.9 million in 1Q:24. The Board of Directors declared a regular quarterly dividend of $0.14 per share and a special dividend of $0.70 per share, both payable on June 10, 2024, to common stockholders of record at the close of business on May 10, 2024.

Conference Call Information

Marine Products Corporation will hold a conference call today, April 25, 2024, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

About Marine Products

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation: our belief that our industry continues to navigate an uncertain demand environment and high inventory levels in the retail channel across many boat categories; our efforts to support our dealers by implementing retail incentive programs and modifying boat production schedules to help manage channel inventory, and adjust our cost structure; statements regarding excitement around our new products, our plans to continue to take both operational and strategic steps to position the Company for long-term growth and positive shareholder returns; our belief that we have ample liquidity to continue pursuing both organic growth investments and potential strategic acquisitions; and our belief that our sales (as well as those of the broader marine industry) continue to normalize following the period of high post-pandemic demand, and that while boat production and sales have been stabilizing, year-over-year comparisons will likely remain soft in the near term. Risk factors that could cause such future events not to occur as expected include the following: supply chain disruptions may continue to delay the receipt of both raw materials and key components used in our manufacturing process, thus delaying production and deliveries to our dealers; negative economic conditions, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to adverse weather conditions, and increased interest rates. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2023.

First Quarter 2024 Earnings Press Release

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Mark Chekanow, CFA

Vice President, Investor Relations

(404) 419-3809

mchekano@marineproductscorp.com

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended
March 31,	2024	2023
	(Unaudited)	(Unaudited)

Net sales	$69,340	$118,914
Cost of goods sold	55,356	89,892
Gross profit	13,984	29,022
Selling, general and administrative expenses	8,742	14,533
Operating income	5,242	14,489
Interest income, net	851	483
Income before income taxes	6,093	14,972
Income tax provision	1,496	3,423
Net income	$4,597	$11,549

EARNINGS PER SHARE
Basic	$0.13	$0.34
Diluted	$0.13	$0.34

AVERAGE SHARES OUTSTANDING
Basic	34,632	34,379
Diluted	34,632	34,379

First Quarter 2024 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$81,225	$71,952
Accounts receivable, net	7,749	2,475
Inventories	55,210	61,611
Income taxes receivable	4	361
Prepaid expenses and other current assets	3,768	2,847
Total current assets	147,956	139,246
Property, plant and equipment, net	22,657	22,456
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	8,404	8,590
Other assets	21,248	19,737
Total assets	$204,038	$193,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$13,064	$6,071
Accrued expenses and other liabilities	18,442	16,496
Total current liabilities	31,506	22,567
Retirement plan liabilities	19,426	17,998
Other long-term liabilities	1,724	1,649
Total liabilities	52,656	42,214
Common stock	3,469	3,447
Capital in excess of par value	—	—
Retained earnings	147,913	148,141
Total stockholders' equity	151,382	151,588
Total liabilities and stockholders' equity	$204,038	$193,802

First Quarter 2024 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
Three months ended March 31,	2024	2023
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$4,597	$11,549
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	682	523
Pension settlement loss	—	2,089
Working capital	9,502	12,122
Other operating activities	1,134	663
Net cash provided by operating activities	15,915	26,946

INVESTING ACTIVITIES
Capital expenditures	(883)	(1,789)
Net cash used for investing activities	(883)	(1,789)

FINANCING ACTIVITIES
Payment of dividends	(4,852)	(4,817)
Cash paid for common stock purchased and retired	(907)	(910)
Net cash used for financing activities	(5,759)	(5,727)

Net increase in cash and cash equivalents	9,273	19,430
Cash and cash equivalents at beginning of period	71,952	43,171
Cash and cash equivalents at end of period	$81,225	$62,601

First Quarter 2024 Earnings Press Release

Non-GAAP Measures

Marine Products Corporation has used the non-GAAP financial measures of EBITDA, EBITDA margin, and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures enables investors to compare our operating performance consistently over various time periods, and in the case of EBITDA, without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating Marine Products’ financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Marine Products’ definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on Marine Products Corporation’s investor website, which can be found on the Internet at www.marineproductscorp.com.

Appendix A

(Unaudited)	Three Months Ended
	March 31,	March 31,
(In thousands)	2024	2023
Reconciliation of Net Income to EBITDA
Net income	$4,597	$11,549
Adjustments:
Add: Income tax provision	1,496	3,423
Add: Depreciation and amortization	682	523
Less: Interest income, net	851	483
EBITDA	$5,924	$15,012

Net income margin	6.6%	9.7%

EBITDA margin	8.5%	12.6%

First Quarter 2024 Earnings Press Release

Appendix B

(Unaudited)	Three months ended
	March 31,	March 31,
(In thousands)	2024	2023
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$15,915	$26,946
Capital expenditures	(883)	(1,789)
Free cash flow	$15,032	$25,157